BALLARD SPAHR ANDREWS & INGERSOLL
                 1735 Market Street, 51st Floor
                  Philadelphia, PA  19103-7599



                                   August 26, 1997


CFM Technologies, Inc.
1336 Enterprise Drive
West Chester, Pennsylvania 19380

          Re:  CFM Technologies, Inc.
               Registration Statement on Form S-3

Gentlemen:

          We have acted as counsel to CFM Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the Company's Registration Statement filed on Form S-3 (the "Registration Statement") on the date hereof with the Securities and Exchange Commission (the "Commission") pursuant to which the Company is registering under the Securities Act of 1933, as amended, 205,583 shares of its common stock, no par value per share (the "Common Stock"), for sale by certain Selling Shareholders as described in the Registration Statement.

          In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as the basis for the opinion set forth below. In our examination, we have assumed legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of such original documents.

          Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and, when issued as described in the Company's Registration Statement, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.

                              Very truly yours,

                              Ballard Spahr Andrews & Ingersoll